Item 27 Exhibit (h) i e 1c.

PIMCO Amendment effective as of May 1, 2011 to Participation Agreement

Amendment to Participation Agreement

This Amendment (“Amendment”) to that certain Participation Agreement (“Agreement”), dated April 21, 2006, as amended, by and among PIMCO Variable Insurance Trust (the “Fund”), PIMCO Investments LLC (the “Underwriter”) and Massachusetts Mutual Life Insurance Company and C.M. Life Insurance Company (together, the “Company”) is effective this 1st day of May, 2011.

WHEREAS, the Fund, the Underwriter and the Company formed the Agreement pursuant to that certain Amendment and Agreement dated November 10, 2010, by and among the Fund, the Underwriter and the Company, which duplicated with respect to the PIMCO Trusts only, that certain Participation Agreement dated April 21, 2006 by and among the Fund, Allianz Global Investors Distributors, LLC and the Company.

WHEREAS, the Company, pursuant to the Agreement, purchases shares of Portfolios of the Fund on behalf of the Company’s Accounts to fund certain Contracts issued by the Company; and

WHEREAS, the Fund, the Underwriter, and the Company (each a “Party” and, together, the “Parties”) seek to enter into this Amendment in order to permit the Parties to deliver the Fund’s Summary Prospectuses pursuant to the requirements of Rule 498 (“Rule 498”) as promulgated under the Securities Act of 1933;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Parties agree as follows:

1.	Capitalized terms used herein but not defined shall have their respective meanings set forth in the Agreement. For purposes of this Amendment, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meanings as set forth in Rule 498.

2.	The Agreement is amended to provide as follows:

a.	The Fund represents, warrants and covenants that the availability of the Fund’s Statutory Prospectuses and certain other Fund documents will comply with all applicable requirements of Rule 498, including, in particular, paragraph (e).

b.

(i) The Fund shall be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract owners’ requests for additional Fund documents made directly to the Fund. (ii) The Company shall be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract owners’ requests for additional Fund documents made directly to the Company. In connection with the Company’s obligation to deliver the documents pursuant to a request made directly to it, the Company shall obtain all such documents from the website maintained by Fund and/or the Underwriter for purposes of complying with Rule 498(e), and shall not alter, in any way, such documents.

c.	The Company represents and warrants that any bundling and delivery of Summary Prospectuses and Statutory Prospectuses will be compliant with Rule 498(c) and the greater prominence requirements of 498(f)(2).

d.	The Fund agrees that if at any point the Fund determines that it no longer wishes to utilize the Summary Prospectus delivery option, the Fund must provide the Company with at least sixty (60) days advance written notice of this intent so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus. After the termination of any notice period provided to the Company, the Fund shall continue to maintain the Fund documents web site in compliance with Rule 498 for a minimum of ninety (90) days, in order to comply with Rule 498(e)(1).

3.	The Parties agree that all other provisions of the Agreement, including the indemnification provisions, will apply to the terms of this Amendment as applicable.

4.	The parties agree that the Company is not required to use or distribute Summary Prospectuses to its Contract owners, but rather use of the Summary Prospectus will be at the discretion of the Company.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

Dated as of May 15th 2011.

PIMCO Variable Insurance Trust (“Fund”)

By:	/s/ Henrik P. Larsen
Type Name:	Henrik P. Larsen
Type Name:	Vice President

PIMCO Investments LLC (“Underwriter”)

By:	/s/ George A. Bishop
Type Name:	George A. Bishop
Title:	Head of Business Management

Massachusetts Mutual Life Insurance Company

C.M. Life Insurance Company (together “Company”)

By:	/s/ Richard J. Byrne
Type Name:	Richard J. Byrne
Title:	Vice President